Exhibit 97.1

INSIDER TRADING COMPLIANCE MANUAL

TIAN RUIXIANG HOLDINGS LTD

Adopted January 14, 2021

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees, consultants, advisors and other related individuals, the Board of Directors (the “Board”) of TIAN RUIXIANG Holdings Ltd, a company incorporated under the laws of the Cayman Islands (the “Company”) has adopted the policies and procedures described in this Insider Trading Compliance Manual.

I.Adoption of Insider Trading Policy.

Effective as of the date written above, the Company has adopted this Insider Trading Policy (the “Policy”), which prohibits trading based on material, nonpublic information regarding the Company and its subsidiaries (“Inside Information”). The Policy covers all officers and directors of the Company and its subsidiaries, all other employees of the Company and its subsidiaries, all secretaries and assistants supporting such officers, directors or employees and consultants or advisors to the Company or its subsidiaries who have or may have access to Inside Information and members of the immediate family or household of any such person. The Policy (and/or a summary thereof) is to be delivered to all new officers, directors, employees, consultants, advisors and related individuals who are within the categories of covered persons upon the commencement of their relationships with the Company, and is to be circulated to all covered personnel at least annually.

II.Designation of Certain Persons.

All directors and executive officers of the Company, direct or indirect beneficial owner of 10% or more of the Company’s any class of any equity security, certain employees, consultants and advisors of the Company as described in Section I above have, or are likely to have, from time to time access to Inside Information, are subject to the Policy (an “Insider”, or together “Insiders”).

III.Appointment of Chief Compliance Officer.

The Company has appointed Zhe Wang as the Company’s Chief Compliance Officer (the “Compliance Officer”).

IV.Duties of the Compliance Officer.

The Compliance Officer has been designated by the Board to handle any and all matters relating to the Company’s Insider Trading Compliance Program. Certain of those duties may be delegated to outside counsel with special expertise in securities issues and relevant law. The duties of the Compliance Officer shall include the following:

A.Pre-clearing all transactions involving the Company’s securities by the Insiders, defined for these purposes to include all officers, directors and employees of the Company and its subsidiaries and members of the immediate family or household of any such person, in order to determine compliance with the Policy, insider trading laws, and Rule 144 promulgated under the Securities Act of 1933, as amended. Attached hereto as Exhibit A is a Pre-Clearance Checklist to assist the Compliance Officer in the performance of his or her duties hereunder.

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B.Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Insiders although the filings are their individual obligations. Attached hereto as Exhibit B is a transaction reminder to an Insider if there is a change in his or her beneficial ownership of ordinary shares or other securities of the Company.

C.Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission (“SEC”) by Insiders.

D.Performing periodic reviews of available materials, which may include Forms 3, 4 and 5, Form 144, officers’ and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

E.Circulating the Policy (and/or a summary thereof) to all covered employees, including Insiders, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.

F.Assisting the Board in implementing the Policy and Sections I and II of this memorandum.

G.Coordinating with Company counsel regarding all securities compliance matters.

H.Retaining copies of all appropriate securities reports, and maintaining records of his or her activities as Compliance Officer.

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ACKNOWLEDGMENT

I hereby acknowledge that I have received a copy of TIAN RUIXIANG Holdings Ltd’s Insider Trading Compliance Manual (the “Insider Trading Manual”). Further, I certify that I have reviewed the Insider Trading Manual, understand the policies and procedures contained therein and agree to be bound by and adhere to these policies and procedures.

Dated:

Name:

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TIAN RUIXIANG HOLDINGS LTD

INSIDER TRADING POLICY AND GUIDELINES WITH RESPECT TO CERTAIN TRANSACTIONS IN COMPANY SECURITIES

SECTION I

APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including ordinary shares, options and warrants to purchase ordinary shares and any other securities the Company may issue from time to time, such as preferred stock, and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers and directors of the Company, all other employees of the Company and its subsidiaries, all secretaries and assistants supporting such directors, officers and employees, and consultants or advisors to the Company or its subsidiaries who have or may have access to Material Nonpublic Information (as defined below) regarding the Company and members of the immediate family or household of any such person. This group of people is sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as such information is not publicly known.

SECTION II

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Material information may be positive or negative. “Nonpublic information” is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results;
●	Entry into a material agreement or discussions regarding entry into a material agreement;
●	Projections of future earnings or losses;
●	Major contract awards, cancellations or write-offs;
●	Joint ventures or commercial ventures with third parties;
●	News of a pending or proposed merger or acquisition;
●	News of the disposition of material assets;
●	Impending bankruptcy or financial liquidity problems;

●	Gain or loss of significant line of credit;
●	New business or services announcements of a significant nature;
●	Stock splits;
●	New equity or debt offerings;
●	Significant litigation exposure due to actual or threatened litigation;
●	Changes in senior management or the Board;
●	Capital investment plans; and
●	Changes in dividend policy.

All of the foregoing categories of information and any similar information should be considered “Material Nonpublic Information” for purposes of this Policy. If there are any questions regarding whether a particular item of information is Material Nonpublic Information, please consult the Compliance Officer or the Company’s legal counsel before taking any action with respect to such information.

SECTION III

CERTAIN EXCEPTIONS

For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

SECTION IV

STATEMENT OF POLICY

General Policy

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

1.Trading on Material Nonpublic Information. With certain exceptions, no officer or director of the Company, no employee of the Company or its subsidiaries and no consultant or advisor to the Company or any of its subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. However, see “Permitted Trading Period” below for a full discussion of trading pursuant to a pre-established plan or by delegation.

As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

2.Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

Regulation FD (Fair Disclosure) is an issuer disclosure rule implemented by the SEC that addresses selective disclosure. The regulation provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly. Under the regulation, the required public disclosure may be made by filing or furnishing a Form 6-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the Company’s policy that all communications with the press be handled through our CEO or investor/public relations firm. Please refer all press, analyst or similar requests for information to the Company’s CEO and do not respond to any inquiries without prior authorization from the Company’s CEO. If the Company’s CEO is unavailable, the Company’s CFO will fill this role.

3.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information (including, without limitation, via email or by posting on Internet message boards or blogs, anonymously or otherwise) is strictly forbidden.

4.Duty to Report Inappropriate and Irregular Conduct. All employees, and particularly executives, managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles and both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to the chairman of the Company’s Audit Committee of the Board (or to the Chairman of the Board, if an Audit Committee has not been established). For a more complete understanding of this issue, employees should consult their employee manual and or seek the advice of the Company’s general counsel or outside counsel. Our U.S. corporate and securities counsel is Hunter Taubman Fischer & Li LLC, attention: Ying Li, Esq. at (212) 530-2206, email yli@htflawyers.com.

SECTION V

POTENTIAL CRIMINAL AND CIVIL LIABILITY

AND/OR DISCIPLINARY ACTION

1.Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to ten (10) years in jail for engaging in transactions in the Company’s securities at a time when they possess Material Nonpublic Information regarding the Company, regardless of whether such transactions were profitable. In addition, the SEC has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided by illegal insider trading. “Profit gained” or “loss avoided”

generally means the difference between the purchase or sale price of the Company’s stock and its value as measured by the trading price of the stock a reasonable period after public dissemination of the nonpublic information.

2.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to monitor all trades and uncover insider trading.

3.Possible Disciplinary Actions. Individuals subject to the Policy who violate this Policy shall also be subject to disciplinary action by the Company, which may include suspension, forfeiture of perquisites and ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment.

SECTION VI

PERMITTED TRADING PERIOD

1.Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers, directors, employees, and all members of the immediate family or household of any such person refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the period in any fiscal period commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal period or year and ending on the twenty-fifth day of the third month of the fiscal period (the “Trading Window”). Notwithstanding the foregoing, persons subject to this Policy may submit a request to the Company to purchase or sell the Company’s securities outside the Trading Window on the basis that they do not possess any Material Nonpublic Information. The Compliance Officer shall review all such requests and may grant such requests on a case-by-case basis if he or she determines that the person making such request does not possess any Material Nonpublic Information at that time.

If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure. For example, if such public disclosure occurs at 1:00 p.m. EST on June 10, then June 10 shall be considered the first Trading Day following such disclosure.

Please be advised that these guidelines are merely estimates. The actual trading window may be different because the Company’s quarterly report may be filed earlier or later. The filing date of a quarterly report may fall on a weekend or the Company may delay filing a quarterly report due to an extension. Please check with the Compliance Officer to confirm whether the trading window is open.

The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is generally the first ten Trading Days of the Trading Window. It is the Company’s policy that the period when the Trading Window is “closed” is a particularly sensitive periods of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because officers, directors and certain other employees are, as any quarter progresses, increasingly likely to possess Material Nonpublic Information about the expected financial results for the quarter. The purpose of the Trading Window is to avoid any unlawful or improper transactions or even the appearance of any such transactions.

It should be noted that even during the Trading Window any person possessing Material Nonpublic Information concerning the Company shall not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “at least two Trading Days” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Forms 6-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, generally two Trading Days is a sufficient period of time.

From time to time, the Company may also require that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.

Although the Company may from time to time require during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

Notwithstanding these general rules, Insiders may trade outside of the Trading Window provided that such trades are made pursuant to a pre-established plan or by delegation; these alternatives are discussed in the next section.

2.	Trading According to a Pre-established Plan or by Delegation.

Trading which is not “on the basis of” material non-public information may not give rise to insider trading liability. The SEC has adopted Rule 10b5-1 under which insider trading liability can be avoided if Insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions (a “Pre-established Trade”).

Pre-established Trades must:

(a)Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, an Insider can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or similar third party. This documentation must be provided to the Compliance Officer;

(b)Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the Insider’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated, the specific amount, price and timing need not be provided;

(c)Be implemented at a time when the Insider does not possess material non-public information. As a practical matter, this means that the Insider may set up Pre-established Trades, or delegate trading discretion, only during a “Trading Window” (discussed in Section 1, above); and,

(d)Remain beyond the scope of the Insider’s influence after implementation. In general, the Insider must allow the Pre-established Trade to be executed without changes to the accompanying instructions, and the Insider cannot later execute a hedge transaction that modifies the effect of the Pre-established Trade. An Insider wishing to change the amount, price or timing of a Pre-established Trade, or terminate a Pre-established Trade, can do so only during a “Trading Window” (discussed in Section 1, above). If the Insider has delegated decision-making authority to a third party, the Insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades.

Prior to implementing a pre-established plan for trading, all officers and directors must receive the approval for such plan from the Compliance Officer.

3.	Pre-Clearance of Trades.

Even during a Trading Window, all officers, directors, employees, as well as members of the immediate family or household of such individuals, must comply with the Company’s “pre-clearance” process prior to trading in the Company’s securities, implementing a pre-established plan for trading, or delegating decision-making authority over the Insider’s trades. To do so, each officer and director must contact the Compliance Officer prior to initiating any of these actions. Trades executed pursuant to a properly implemented Pre-Established Plan approved by the Compliance Officer do not need to be pre-cleared. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain individuals other than those mentioned above.

4.Individual Responsibility.

As Insiders, every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has established a Trading Window applicable to that Insider or any other Insiders of the Company. Each individual, and not necessarily the Company, is responsible for his or her own actions and will be individually responsible for the consequences of their actions. Therefore, appropriate judgment, diligence and caution should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

5.Exceptions to the Policy.

Any exceptions to this Policy may only be made by advance written approval of each of: (i) the CEO, (ii) the Compliance Officer and (iii) the Chairman of the Audit Committee of the Board (or the Chairman of the Board of Directors if an Audit Committee has not been established). Any such exceptions shall be immediately reported to the remaining members of the Board.

SECTION VII

APPLICABILITY OF POLICY TO INSIDE INFORMATION

REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers or potential acquisition targets (“Business Partners”), when that information is obtained in the course of employment or performance of other services on behalf of the Company. Civil and criminal penalties, as well as termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

SECTION VIII

INSIDER REPORTING REQUIREMENTS

Each executive officer, director and 10% or greater shareholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s ordinary shares and any subsequent changes in such ownership.

SECTION IX

INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

Exhibit A

TIAN RUIXIANG HOLDINGS LTD

INSIDER TRADING COMPLIANCE PROGRAM - PRE-CLEARANCE CHECKLIST

Individual Proposing to Trade:

Number of Shares covered by Proposed Trade:

Date:

☐	Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
☐	Rule 144 Compliance. Confirm that:
☐	Current public information requirement has been met;
☐	Shares are not restricted or, if restricted, the six month holding period has been met;
☐	Volume limitations are not exceeded (confirm that the individual is not part of an aggregated group);
☐	The manner of sale requirements have been met; and
☐	The Notice of Form 144 Sale has been completed and filed.
☐

Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the individual any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

Signature of Compliance Officer

Transactions Report

Officer or Director:

I.TRANSACTIONS:

☐No transactions.	☐The transactions described below.

Owner of Record	Transaction Date (1)	Transaction Code (2)	Security (Common, Preferred)	Number of Securities Acquired	Number of Securities Disposed of	Purchase/ Sale Unit Price

(1)(a)Brokerage transactions - trade date (b) Other purchases and sales - date firm commitment is made (c) Option and SAR exercises - date of exercise	(d) Acquisitions under stock bonus plan - date of grant (e) Conversion - date of surrender of convertible security (f) Gifts - date on which gift is made

(2)Transaction Codes: (P) Pre-established Purchase or Sale (N) Purchase or Sale (not “Pre-established”) (G) Gift (M) Option exercise (in-the-money option)	(Q) Transfer pursuant to marital settlement (U) Tender of shares (W) Acquisition or disposition of will (J) Other acquisition or disposition (specify)

II.	SECURITIES OWNERSHIP FOLLOWING TRANSACTION

A.Company Securities Directly or Indirectly Owned (other than stock options noted below):

Title of Security (e.g., Preferred, Ordinary, etc.)	Number of Shares/Units	Record Holder (if not Reporting Person)	Relationship to Reporting Person

B.Stock Option Ownership:

Date of Grant	Number of Shares	Exercise Price	Vesting Dates	Expiration Date	Exercises to Date (Date, No. of Shares)

Exhibit B

TIAN RUIXIANG HOLDINGS LTD

TRANSACTION REMINDER

TO:	[Name of Officer or Director]
FROM:
DATED:
RE:	Form 4 filing

This is to remind you that if there is a change in your beneficial ownership of ordinary shares or other securities of TIAN RUIXIANG Holdings Ltd (the “Company”), you must file a Form 4 report with the Securities and Exchange Commission (the “SEC”) by the second business day following the transaction.

Our records indicate that on __________ (specify date) you had the transactions in the Company’s securities indicated on the attached exhibit.

1.Please advise us whether the information on the attached exhibit is correct:

☐	The information is complete and correct.
☐	This information is not complete and correct. I have marked the correct information on the attached exhibit.
2.

Please advise us if we should assist you by preparing the Form 4 for your signature and filing it for you with the SEC based upon the information you provided to us, or if you will prepare and file the Form 4 yourself. (Please note that we have prepared and attached for your convenience a Form 4 reflecting the information we have, which (if it is complete and correct), you may sign and return in the envelope enclosed.)

☐	The Company should prepare and file the Form 4 on my behalf after receiving my signature on the form.
☐	I shall prepare and file the Form 4 myself.

Signed

Dated

If you have any questions, contact Zhe Wang, the Company’s Compliance Officer.

I understand that my Form 4 or Form 5 must be filed as follows: (i) on EDGAR (the SEC Electronic Data-Gathering, Analysis and Retrieval system) and (ii) one copy with the Company’s Compliance Officer.